EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Business Financial Services, Inc. of our report dated February 23, 2022 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of First Business Financial Services, Inc. for the year ended December 31, 2021, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Crowe LLP

Oak Brook, Illinois

March 4, 2022